Exhibit 16.6

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

April 3, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The Dayton Power and Light Company (DP&L) and, under the date of March 27, 2012, we reported on the financial statements of DP&L as of and for the years ended December 31, 2011 and 2010. On December 2, 2011, we were notified that DP&L engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of DP&L’s financial statements as of and for the year ended December 31, 2011, and the issuance of our report thereon. On March 27, 2012, we completed our audit and the auditor-client relationship ceased. We have read DP&L’s statements included under Item 4.01 of its Form 8-K/A dated April 3, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with DP&L’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on DP&L’s financial statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.